Exhibit 99.1

Veracyte Announces Pricing of Public Offering of 5,500,000 Shares of Common Stock

SOUTH SAN FRANCISCO, Calif.—(BUSINESS WIRE)—May 2, 2019—Veracyte, Inc. (Nasdaq: VCYT) (the “Company”) today announced the pricing of an underwritten public offering of 5,500,000 shares of its common stock at a public offering price of $23.25 per share. The gross proceeds to the Company from this offering, before deducting underwriting discounts and commissions and offering expenses payable by Veracyte, are expected to be $127.9 million. All of the shares are being offered by the Company. The offering is expected to close on or about May 7, 2019, subject to customary closing conditions. In addition, the Company granted to the underwriters participating in the offering a 30-day option to purchase up to an additional 825,000 shares of its common stock at the public offering price, less underwriting discounts and commissions.

Veracyte intends to use the net proceeds from the offering for working capital and other general corporate purposes. The Company also intends to use a portion of the net proceeds to repay approximately $12.4 million of its term loan. Veracyte may also use a portion of the net proceeds from the offering to acquire or invest in complementary businesses, technologies or other assets, although it has no present commitments or agreements to do so.

Morgan Stanley and SVB Leerink are acting as lead book-running managers for the offering. William Blair is acting as a book-running manager and BTIG and Janney Montgomery Scott are acting as co-managers.

The shares will be issued pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission (SEC) on May 2, 2019. A preliminary prospectus supplement and accompanying prospectus relating to the offering have been filed with the SEC and are available on the SEC’s website at www.sec.gov. A final prospectus supplement and accompanying prospectus will be filed with the SEC. A copy of the final prospectus supplement and accompanying prospectus relating to the offering, when available, may be obtained by contacting Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, New York 10014; or SVB Leerink LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, Massachusetts 01220, by email at syndicate@svbleerink.com or by telephone at (800) 808-7525, ext. 6132.

This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction. Any offer, if at all, will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement.

Veracyte, Afirma, Percepta, Envisia, Know by Design, the Veracyte logo and the Afirma logo are trademarks of Veracyte, Inc.

Investor and Media Contact:

Angie McCabe, (650) 243-6371

angie@veracyte.com